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MIDSOUTH BANCORP, INC. AND SUBSIDIARIES                               EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE  (Unaudited)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998


				    Third Quarter    Third Quarter    Year-to-Date     Year-to-Date
				    September 30,    September 30,    September 30,    September 30,
BASIC                                   1999             1998             1999             1998
				    _____________    _____________    _____________    _____________
Earnings:
    Income applicable to common
    stock                              $680,328         $587,102       $1,878,749       $1,743,298
				    ============      ===========     ============     ============
Shares:
    Weighted average number of
      common shares outstanding,      2,448,731        2,417,457        2,435,075        2,404,799
				    ============      ===========     ============     ============

Earnings per common share:
    Income applicable to common
    stock                                 $0.28            $0.24            $0.77            $0.72
				    ============      ===========     ============     ============


DILUTED

Earnings:
    Net income                         $712,976         $624,105       $1,977,683       $1,855,265
				    ============      ===========     ============     ============

Weighted average number of
    common shares outstanding         2,448,731        2,417,457        2,435,075        2,404,799

    Assuming exercise of options,
      reduced by the number of
      shares which could have
      been purchased with the
      proceeds from exercise of
      such options at the
      average issue price                49,500           72,891           54,183           75,485

    Assuming conversion of
      preferred stock at a
      conversion rate of 1 to
      2.998 shares                      459,668          473,270          464,504          476,304
				    ____________      ___________     ____________     ____________
    Weighted average number of
      common shares outstanding,
      as adjusted                     2,957,899        2,963,618        2,953,762        2,956,588
				    ============      ===========     ============     ============


Fully diluted earnings per common
  share                                   $0.24            $0.21            $0.67            $0.63
				    ============      ===========     ============     ============

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